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                                                                   EXHIBIT 23.12


                       CONSENT OF INDEPENDENT ACCOUNTANTS


     We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and the related Joint Proxy Statement/Prospectus of Keystone Financial, Inc. for the registration of 15,906,416 shares of its common stock and to the incorporation by reference of our report dated January 13, 1995 with respect to the financial statements of Washington County National Bank for the two years ended December 31, 1994 (not presented separately herein) which report is incorporated by reference in the Annual Report on Form 10-K of Financial Trust Corp for the year ended December 31, 1995, filed with the Securities and Exchange Commission.

                                     /s/ Smith Elliott Kearns & Company, LLC

                                     SMITH ELLIOTT KEARNS & COMPANY, LLC

Hagerstown, Maryland
January 21, 1997